UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 18, 2015

Remark Media, Inc.

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, Suite 400 Las Vegas, NV	89169	702-701-9514
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 18, 2015, Remark Media, Inc. (“we”, “us”, or “our”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Vegas.com, LLC (“Vegas.com”) and the equity owners of Vegas.com listed on the signature page thereto (“Sellers”).  Subject to the terms and conditions under the Purchase Agreement, we have agreed to purchase all of the outstanding equity interests in Vegas.com (the “Transaction”) for aggregate consideration including (i) $15.5 million of cash (the “Cash Payment”); (ii) $9.5 million of shares of our common stock, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the third trading day prior to the closing date (the “Equity Payment”); (iii) $10 million of five-year warrants to purchase shares of our common stock at an exercise price of $9.00 per share, calculated based on specified valuation principles (the “Warrants”), and (iv) up to a total of $3 million in earnout payments based on the performance of Vegas.com in the years ending December 31, 2016, 2017 and 2018 (the “Earnout Payments,” and together with the Cash Payment, the Equity Payment and the Warrants, the “Purchase Price”).  The parties will deposit the following portions of the Purchase Price into escrow at closing: (i) approximately $2.6 million of the Equity Payment to secure certain obligations of Sellers under the Purchase Agreement; and (ii) $2.2 million of a combination of the Cash Payment and the Equity Payment to secure payment of any post-closing liabilities in connection with a specified contract dispute, with an additional ability to offset up to $600,000 of Earnout Payments.  The actual number of shares of our common stock issuable under the Purchase Agreement and the Warrants cannot be determined at this time and will be calculated in accordance with the terms of the Purchase Agreement and the Warrants at or prior to the closing of the Transaction.

The Purchase Price may be adjusted upwards or downwards based on the difference between the working capital of Vegas.com at closing and a specified target, and the number of shares constituting the Equity Payment may be subject to post-closing anti-dilution adjustments for certain issuances by the Company at a lower price per share during the 12 months following closing.  The Warrants also provide as follows: (i) the Warrants are exercisable on a cashless basis only; (ii) we have the right to exercise all or any portion of the Warrants if at any time following their issuance the closing price of our common stock is greater than or equal to $14.00; and (iii) the holder has the right to sell the Warrants back to the Company on their expiration date in exchange for shares of our common stock having a value equivalent to the value of the Warrants at closing, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the expiration date, provided that this right terminates if the closing price of our common stock equals or exceed a specified price limit for any 20 trading days during a period of 30 consecutive trading days at any time on or prior to the expiration date.  The form of Warrant is included as an exhibit to the Purchase Agreement filed herewith.

Under the Purchase Agreement, as a condition to closing, among other matters, we have agreed to enter into (i) an Investors Rights Agreement with Sellers providing them with registration rights for the shares of our common stock issuable under the Purchase Agreement (including under the Warrants issuable at closing and shares issuable under anti-dilution adjustments) and for certain transfer restrictions on the shares held by Sellers, and (ii) Voting Agreements with stockholders who together hold at least 50.1% of our voting securities outstanding immediately prior to closing, providing for their agreement to vote in favor of the Stockholder Approval (as defined below).  Forms of such agreements are included as exhibits to the Purchase Agreement filed herewith.  Additionally, Vegas.com has agreed not to engage in certain transactions or take certain actions prior to closing without our prior written consent.  The Purchase Agreement also contains other representations, warranties, covenants, indemnifications and closing conditions customary for transactions of this type.

The Purchase Agreement is subject to customary termination provisions.  Additionally, the Purchase Agreement may be terminated by any party if closing has not occurred on or before October 25, 2015 (the “Outside Closing Date”) or by us if we have not obtained, or it becomes apparent that we will not obtain, financing in an amount sufficient for us to consummate the Transaction.  If the Purchase Agreement is terminated (i) by us because we have not obtained sufficient financing to consummate the Transaction or (ii) by Sellers because there has been a material breach of our representations, warranties or covenants or because we have failed to close the Transaction on or before the Outside Closing Date, we will be obligated to pay Vegas.com a termination fee of $1 million, payable in cash or in shares of our common stock valued at 110% of such amount, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the termination date.

In accordance with our obligations under Nasdaq Listing Rule 5635(d), we are not permitted to issue any shares under the Purchase Agreement and in related transactions (including under the Warrants) to the extent that the issuance of such shares, when aggregated together in accordance with Nasdaq rules, would exceed 19.9% of the shares outstanding, unless we obtain the approval of our stockholders for issuances in excess of such amount (the “Stockholder Approval”).  We intend to hold a special meeting of stockholders following closing of the Transaction to seek the Stockholder Approval.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.  We have included the Purchase Agreement to provide investors and stockholders with information regarding its terms, but not to provide any other factual information about us or Vegas.com.  The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement.  Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the issuance of shares of our common stock pursuant to the Purchase Agreement and the Warrants is incorporated into this Item 3.02 by reference.  The offer and sale of such securities is being made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, based upon representations made by Sellers in the Purchase Agreement and related documents.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2015, the Compensation Committee of our Board of Directors awarded a 10-year option to purchase 350,000 shares of our common stock at an exercise price of $4.10 per share to Kai-Shing Tao, our Chief Executive Officer and Chairman.  Such option will not be exercisable unless and until it is approved by our stockholders, and if our stockholders do not approve such option on or prior to the first anniversary of its issuance, the option will terminate and Mr. Tao will not have any rights with respect to thereto.

Item 8.01	Other Events.

On August 19, 2015, we issued a press release announcing the Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
2.1	Unit Purchase Agreement, dated August 18, 2015, by and among Remark Media, Inc., Vegas.com, LLC and the sellers listed on the signature page thereto.*
99.1	Press Release dated August 19, 2015.

*
We have omitted certain schedules and exhibits to this agreement in accordance with Item 601(b)(2) of Regulation S-K, and we will supplementally furnish a copy of any omitted schedule and/or exhibit to the Securities and Exchange Commission (the “SEC”) upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Media, Inc.

Date:	August 19, 2015	By:	/s/ Douglas Osrow
		Name:	Douglas Osrow
		Title:	Chief Financial Officer